Exhibit 10.4

AMENDMENT #1 TO THE AMENDED AND RESTATED SENIOR SECURED PROMISSORY NOTE ORIGINALLY ISSUED ON SEPTEMBER 28, 2018

THIS AMENDMENT #1 to the Note (as defined below) (the “Amendment”) is entered into on September 27, 2019 (the “Effective Date”), by and between Predictive Oncology, Inc. (f/k/a Precision Therapeutics, Inc.), a Delaware corporation (the “Company”), and L2 Capital, LLC, a Kansas limited liability company (the “Holder”, and together with the Company, the “Parties”).

BACKGROUND

A.	The Company issued that certain amended and restated senior secured promissory note (the “Note”) to the Holder on September 28, 2018 which was amended and restated as of February 7, 2019.

B.	The Company and Holder desire to further amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Upon the execution of this Amendment and delivery of the Waiver Shares (as defined below) by the Company, (i) the “Maturity Date” for all amounts of principal, interest and other amounts owed and outstanding under the Note as of the Effective Date shall be extended from September 28, 2019 to December 31, 2019, and in exchange for such extension (ii) the outstanding principal amount of the Note is hereby increased by One Hundred Twenty Thousand Dollars ($120,000) such that as of the Effective Date, the outstanding principal amount (not including accrued interest and any other amounts) owed under the Note is $1,789,104.00.

2.	From the period of time commencing on the Effective Date until October 15, 2019 (the “Financing Repayment Waiver Period”), the Holder shall waive its rights under the Note to have the Note repaid from the proceeds of any financing consummated by the Company, provided that, and only if, the Company issues to the Holder 150,000 shares (the “Waiver Shares”) of its common stock prior to the close of business on September 28, 2019 (the “Deadline”). To the extent that the Company timely issues the Waiver Shares resulting in the Financing Repayment Waiver Period going into effect, such waiver shall cease and all rights to repayment from the proceeds of financings as set forth in the Note shall resume on October 16, 2019.

3.	The Company shall include all Waiver Shares on any registration statement filed with the SEC after the Effective Date, other than a Form S-3 registration statement to be filed on or about October 3, 2019 as a replacement for the omnibus shelf registration statement that was effective October 4, 2016 (SEC File No. 333-213766), or any registration statement on Form S-4 or S-8. Failure to do so will result in liquidated damages of $25,000, being immediately due and payable to the Holder within 24 hours of such failure.

4.	If the Waiver Shares are not issued to the Holder on or before the Deadline, then the Holder shall have the right in its sole discretion to declare this Amendment void ab initio, by delivering written notice regarding the same to the Company at any time.

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5.	This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect, and this Amendment shall be governed by the same law, and have the same conflict resolution provisions, as set forth in the Note. The parties hereby ratify and confirm the terms and conditions of the Note, as supplemented and amended by this Amendment.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date.

PREDICTIVE ONCOLOGY, INC.		L2 CAPITAL, LLC

By:		By:
Name:	Carl Schwartz	Name:	Adam Long
Title:	Chief Executive Officer	Title:	Managing Parner

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